Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Amanda C. Fowler, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS STRONG THIRD QUARTER SALES

•    Transcatheter heart valve sales of $83 million

•    U.S. SAPIEN launch preparations complete

•    Favorable tax ruling results in $7 million special gain

IRVINE, Calif., October 19, 2011 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended September 30, 2011 of $51.6 million, or $0.43 per diluted share, compared to net income of $48.0 million, or $0.40 per diluted share, for the same period in 2010.  Excluding special items from both periods detailed in the reconciliation table below, third quarter diluted earnings per share were $0.38, compared to $0.43 in the prior year quarter, primarily driven by the expected U.S. SAPIEN launch investments and the impact of foreign exchange.

Third quarter net sales increased 18.3 percent to $412.7 million compared to the same period last year.  Underlying(1) sales growth was 10.6 percent.

“We are pleased to report very solid third quarter results, highlighted by increased demand for transcatheter heart valves and sustained strength in Critical Care,” said Michael A. Mussallem, chairman and CEO.  “On our fourth anniversary of commercial sales outside the U.S., it is gratifying to see our transcatheter heart valves addressing the large unmet patient need and driving strong growth. And the FDA approval, which we expect any day, will allow SAPIEN to reach many inoperable patients in the U.S. suffering from severe aortic stenosis.”

Sales Results

For the third quarter, the company reported Heart Valve Therapy sales of $246.1 million, representing 22.7 percent growth over last year.  Underlying sales grew 13.9 percent.  Transcatheter heart valve sales were $82.6 million, a 69.1 percent increase over 2010, or 50.0 percent on an underlying basis, primarily driven by strong procedure growth. Transapical sales, aided by the company’s 29 millimeter SAPIEN XT, still comprise nearly half of total commercial transcatheter valve revenue.

“We still expect U.S. SAPIEN sales of $20 to $25 million in the first three months of launch and $150 to $250 million in the first full year. While we had modeled an early October FDA approval, our year-to-date performance outside the U.S. has been strong. Therefore, we continue to expect transcatheter valve sales for the full year 2011 of $330 to $360 million,” Mussallem said.

Surgical heart valve sales were $163.5 million this quarter, a 7.7 percent increase over last year.  Underlying sales grew 1.5 percent.  Overall, surgical valve procedures in the third quarter were once again moderated by slower economic conditions.  New competition in the company’s core markets also affected the growth rate as previously discussed. Customers are continuing to migrate to the company’s premium products, which are representing a greater proportion of sales.

Critical Care sales were $126.7 million for the quarter, representing 14.2 percent growth over last year.  Underlying sales grew 7.5 percent.  Share gains and broader product adoption in the U.S. and Asia were the strongest contributors to growth. Advanced monitoring sales produced strong results, and share growth in legacy products was driven by global pressure monitoring.

Cardiac Surgery Systems sales increased to $26.9 million for the quarter, representing sales growth of 13.2 percent over last year.

Vascular sales were $13.0 million, a slight decline from the same quarter last year.

Domestic and international sales for the third quarter were $150.5 million and $262.2 million, respectively.

Additional Operating Results

For the quarter, gross profit margin was 69.6 percent compared to 72.5 percent in the same period last year.  This decrease was primarily driven by a 350 basis point impact from foreign exchange (FX).  At current rates, the company expects the negative FX impact to diminish in the fourth quarter and remains on track to exit the year at approximately 73 percent.

Selling, general and administrative expenses were $165.5 million for the quarter, or 40.1 percent of sales, compared to $133.0 million in the prior year.  This increase was driven primarily by U.S. transcatheter heart valve launch-related investments and the impact of foreign exchange.

Research and development (R&D) expenses for the quarter grew 17.1 percent to $61.7 million, or 15.0 percent of sales.  This increase was primarily the result of additional investments in clinical studies and development efforts pertaining to the company’s transcatheter heart valve programs.

Free cash flow for the quarter was $77.7 million, calculated as cash from operating activities of $97.2 million, minus capital expenditures of $19.5 million.

At September 30, 2011, cash and cash equivalents were $451.1 million and total debt was $175.0 million, resulting in net cash of $276.1 million.

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During the quarter, the company repurchased approximately 1.4 million shares of common stock for $104.3 million.

Special Item

During the quarter, the company recorded a $6.9 million income tax benefit resulting from a favorable ruling pertaining to the 2009 sale of the hemofiltration product line.

Other Expense

Other expense of $2.3 million in the quarter consisted primarily of balance sheet related foreign exchange losses of $3.1 million and a $1.4 million gain from the sale of an investment.

Nine-Month Results

For the nine months ended September 30, 2011, the company recorded net income of $173.6 million, or $1.45 per diluted share, compared to $153.2 million, or $1.29 per diluted share, for the same period in 2010.  Net income growth for the first nine months was 13.3 percent, or 9.5 percent excluding special items in both periods. For the nine months ended September 30, 2011, diluted earnings per share increased 12.4 percent over last year, or 8.5 percent excluding special items in both periods.

Net sales for the first nine months of 2011 increased 18.4 percent to $1.25 billion.  Underlying sales growth was 12.9 percent.

Domestic and international sales for the nine months were $450.9 million and $797.5 million, respectively.

During the first nine months, the company repurchased approximately 3.3 million shares of common stock for $263.4 million.

Outlook

“We believe that our leading products and extensive new product pipeline position us well for long term success. In particular, TAVR is gaining momentum as a treatment option for high-risk and inoperable patients, fueled by a growing body of impressive clinical results,” said Mussallem.  “And, with further geographic expansion, broader indications and technology enhancements, we expect accelerated revenue growth and greater operating margins beginning in 2012.

“For 2011, given our strong year-to-date performance, we are tightening our previous range of full year sales to $1.68 to $1.72 billion, and we now expect to achieve net income growth of 7 to 10 percent, excluding special items.  We continue to expect a gross profit margin at the bottom of our 71 to 73 percent range, and free cash flow, excluding the cash impact of special items, of $190 to $200 million.

“We now expect 2011 diluted earnings per share, excluding special items, of $1.97 to $2.02,” Mussallem added.  “For the fourth quarter 2011, we project diluted earnings per share, excluding special

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items, of $0.57 to $0.62. While even a minor shift in timing of the U.S. approval of SAPIEN affects the fourth quarter earnings, the value to Edwards in 2012 and beyond remains compelling.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its third quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 380466.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, expectations for FDA approval of the SAPIEN valve and the U.S launch and global commercialization, and the Company’s financial goals or expectations for sales, FX impact, gross profit margin, net income and net income growth, earnings per share and earnings per share growth and free cash flow and other financial expectations.  Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and extent of regulatory approval, launch and reimbursement levels for the SAPIEN valve and other new products; the ability of the Company to lead in the development of  the THV field; the Company’s success in developing new products and expanding its markets, creating new market opportunities for its products and avoiding manufacturing and quality issues; the availability of competitive products; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets; unexpected litigation results or expense; and other risks detailed in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2010.

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To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.  Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share, gross profit margin, net income and growth, and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected gross profit margin, net income and growth, projected earnings per share guidance and projected free cash flow, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, Edwards SAPIEN XT and SAPIEN are trademarks of Edwards Lifesciences Corporation.

# # #

(1)  “Underlying” amounts are non-GAAP items and in this press release exclude exchange fluctuations.  See the reconciliation tables below.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2011	2010	2011	2010

Net sales	$412.7	$348.9	$1,248.4	$1,054.6
Cost of goods sold	125.6	95.8	370.2	294.8

Gross profit	287.1	253.1	878.2	759.8

Selling, general and administrative expenses	165.5	133.0	479.0	407.6
Research and development expenses	61.7	52.7	185.6	148.5
Special charges, net	—	3.9	4.0	12.2
Interest expense (income) , net	—	0.4	(0.3)	1.1
Other expense (income), net	2.3	(3.1)	(5.1)	(7.7)

Income before provision for income taxes	57.6	66.2	215.0	198.1

Provision for income taxes	6.0	18.2	41.4	44.9

Net income	$51.6	$48.0	$173.6	$153.2

Earnings per share:
Basic	$0.45	$0.42	$1.51	$1.35
Diluted	$0.43	$0.40	$1.45	$1.29

Weighted-average common shares outstanding:
Basic	114.6	113.6	114.8	113.4
Diluted	119.0	118.9	119.8	118.9

Operating Statistics
As a percentage of net sales:
Gross profit	69.6%	72.5%	70.3%	72.0%
Selling, general and administrative expenses	40.1%	38.1%	38.4%	38.6%
Research and development expenses	15.0%	15.1%	14.9%	14.1%
Income before provision for income taxes	14.0%	19.0%	17.2%	18.8%
Net income	12.5%	13.8%	13.9%	14.5%

Effective tax rate	10.4%	27.5%	19.3%	22.7%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$451.1	$396.1
Accounts and other receivables, net	346.8	302.5
Inventories, net	247.9	203.6
Deferred income taxes	25.3	32.3
Prepaid expenses	43.0	35.4
Other current assets	67.8	62.7
Total current assets	1,181.9	1,032.6

Property, plant and equipment, net	286.4	269.8
Goodwill	349.8	315.2
Other intangible assets, net	70.2	67.1
Investments in unconsolidated affiliates	21.4	25.0
Deferred income taxes	48.6	44.5
Other assets	24.6	13.0

Total assets	$1,982.9	$1,767.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$302.0	$296.0
Short-term debt	—	41.8
Total current liabilities	302.0	337.8

Long-term debt	175.0	—
Other long-term liabilities	151.3	121.2

Stockholders’ equity
Common stock	119.5	117.0
Additional paid-in capital	326.5	211.3
Retained earnings	1,297.6	1,124.0
Accumulated other comprehensive loss	(23.2)	(42.1)
Treasury stock, at cost	(365.8)	(102.0)
Total stockholders’ equity	1,354.6	1,308.2

Total liabilities and stockholders’ equity	$1,982.9	$1,767.2

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and newly acquired products and foreign exchange fluctuations, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions.   Guidance for sales and sales growth rates is provided on an “underlying basis”, and projections for diluted earnings per share, gross profit margin, selling, general and administrative expenses (“SG&A”), research and development expenses (“R&D”), effective tax rate, net income and growth is also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the Company’s GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. The Company is not able to provide a reconciliation of projected earnings per share, gross profit margin, SG&A, R&D, effective tax rate, net income and growth guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special Charges, net - The Company incurred certain special charges in 2011 and 2010 related to the following:

1)  Greece receivables reserve:  $4.0 million charge in the second quarter of 2011 to reflect the increased collection risk associated with the Company’s Greece receivables;

2)  Investment impairment:  $3.9 million charge in the third quarter of 2010 related to the impairment of certain investments in unconsolidated affiliates;

3)  MONARC program discontinuation:  $8.3 million charge in the second quarter of 2010 related to the write-down of assets, primarily intellectual property, due to the discontinuation of the Company’s EVOLUTION II clinical trial of the Edwards MONARC system.

Given the magnitude and unusual nature of these special charges relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income and earnings per share.

Provision for Income Taxes - During the second and third quarters of 2011, the Company recorded a $2.5 million and $6.9 million tax benefit, respectively, related to a ruling made by tax authorities in Switzerland.  During the second quarter of 2010, the Company recorded a $9.8 million income tax benefit resulting from a partial settlement of a prior year tax audit. Given the magnitude and unusual nature of the tax events relative to the periods presented, they have been excluded from non-GAAP net income and earnings per share.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2011	2010	2011	2010

GAAP net income	$51.6	$48.0	$173.6	$153.2

Reconciling items:

Special charges, net (A)
1) Greece receivables reserve	—	—	4.0	—
2) Investment impairment	—	3.9	—	3.9
3) MONARC program discontinuation	—	—	—	8.3
Total	—	3.9	4.0	12.2

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	(1.3)	(0.4)	(2.3)
Tax rulings and settlements (A)	(6.9)	—	(9.4)	(9.8)
Total	(6.9)	(1.3)	(9.8)	(12.1)

Non-GAAP net income	$44.7	$50.6	$167.8	$153.3

GAAP TO NON-GAAP EARNINGS PER SHARE TABLE

GAAP earnings per share	$0.43	$0.40	$1.45	$1.29

Reconciling items: (C)

Special charges, net (A)
1) Greece receivables reserve	—	—	0.03	—
2) Investment impairment	—	0.03	—	0.02
3) MONARC program discontinuation	—	—	—	0.06
Total	—	0.03	0.03	0.08

Provision for income taxes
Tax rulings and settlements (A)	(0.05)	—	(0.08)	(0.08)

Non-GAAP earnings per share	$0.38	$0.43	$1.40	$1.29

Note: Numbers may not calculate due to rounding.

(A)  See description of “Special Charges, net” and “Provision for Income Taxes” on the previous page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All amounts are tax effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Tax Rate

	Three Months Ended	Nine Months Ended
	September 30, 2011	September 30, 2011

GAAP Tax Rate	10.4%	19.3%

Reconciling items: (A)

Special charges, net
Greece receivables reserve		(0.2)%

Provision for income taxes
Tax rulings	12.0%	4.3%

Non-GAAP Tax Rate	22.4%	23.4%

(A)  See description of “Special Charges, net” and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

($ in millions)

					2010 Adjusted
Sales by Product Line (QTD)	3Q 2011	3Q 2010	Change	GAAP Growth Rate*	FX Impact	3Q 2010 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$163.5	$151.8	$11.7	7.7%	$9.1	$160.9	1.5%
Transcatheter Heart Valves	82.6	48.8	33.8	69.1%	6.2	55.0	50.0%
Total Heart Valve Therapy	246.1	200.6	45.5	22.7%	15.3	215.9	13.9%
Critical Care	126.7	111.0	15.7	14.2%	6.9	117.9	7.5%
Cardiac Surgery Systems	26.9	23.7	3.2	13.2%	1.2	24.9	8.3%
Vascular	13.0	13.6	(0.6)	(4.4)%	0.9	14.5	(10.1)%
Total Sales	$412.7	$348.9	$63.8	18.3%	$24.3	$373.2	10.6%

					2010 Adjusted
Sales by Product Line (YTD)	YTD 3Q 2011	YTD 3Q 2010	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2010 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$513.5	$471.0	$42.5	9.0%	$20.2	$491.2	4.5%
Transcatheter Heart Valves	240.6	141.1	99.5	70.5%	10.7	151.8	58.5%
Total Heart Valve Therapy	754.1	612.1	142.0	23.2%	30.9	643.0	17.3%
Critical Care	375.0	326.6	48.4	14.8%	16.5	343.1	9.3%
Cardiac Surgery Systems	80.3	75.0	5.3	7.1%	2.7	77.7	3.3%
Vascular	39.0	40.9	(1.9)	(4.8)%	2.0	42.9	(9.0)%
Total Sales	$1,248.4	$1,054.6	$193.8	18.4%	$52.1	$1,106.7	12.9%

Sales by Region (QTD)	3Q 2011	3Q 2010	Change	GAAP Growth Rate*
United States	$150.5	$140.1	$10.4	7.5%
Europe	139.1	103.8	35.3	34.1%
Japan	67.8	61.7	6.1	9.8%
Rest of World	55.3	43.3	12.0	27.6%
International	262.2	208.8	53.4	25.6%
Total	$412.7	$348.9	$63.8	18.3%

Sales by Region (YTD)	YTD 3Q 2011	YTD 3Q 2010	Change	GAAP Growth Rate*
United States	$450.9	$423.1	$27.8	6.6%
Europe	430.3	327.6	102.7	31.4%
Japan	206.9	178.2	28.7	16.1%
Rest of World	160.3	125.7	34.6	27.5%
International	797.5	631.5	166.0	26.3%
Total	$1,248.4	$1,054.6	$193.8	18.4%

* Numbers may not calculate due to rounding.